EXHIBIT 99.1

On May 6, 2004, the Registrant issued the following press release:

          "PYR ENERGY ANNOUNCES $8.175 MILLION PRIVATE EQUITY PLACEMENT

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced that the Company has received subscriptions for $8.175 million in gross proceeds from a Private Equity Placement. The Private Placement consists of the sale of 7.5 million shares of common stock, priced at $1.09 per share, to a group of twelve institutional and accredited individual investors. The first tranche of the Placement, consisting of 4,500,000 shares and $4,905,000 in gross proceeds, has been received and accepted. The second tranche of the Placement, consisting of 3,000,000 shares and gross proceeds of $3,270,000, can occur only after stockholder approval, required under American Stock Exchange regulations, which will be voted upon by the Company's stockholders at the Company's Annual Meeting of Stockholders in mid June. Proceeds from the Placement will be used for general corporate purposes, partial funding of the pending Venus Exploration asset acquisition, and project development and drilling costs associated with PYR's exploration and exploitation portfolio. The shares purchased in the Private Placement have not been registered under the Securities Act of 1933, and the Company intends to file a registration statement covering the resale of these shares.

     Scott Singdahlsen, President and CEO, stated "We are extremely pleased with the exploration and exploitation portfolio that the Company has assembled. The Private Placement puts in place the equity financing necessary to carry the Company through the current drilling phase on our existing projects, and to develop additional opportunities to add value to the stockholders."

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

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This release contains forward-looking statements regarding PYR Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/or participants in any of the projects discussed."